UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/30/2005

First National Banc, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-109586

Georgia	58-2249282
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2509 Osborne Road, St. Marys, Georgia 31558
(Address of Principal Executive Offices, Including Zip Code)

(912) 882-3400
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On June 30, 2005, First National Banc, Inc. ("First National") and ABC Bancorp ("ABC") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, First National will merge with and into ABC, and First National Bank, St. Marys, Georgia and First National Bank, Orange Park, Florida, each a national banking association and wholly-owned subsidiary of First National (the "Target Banks"), will thereupon become wholly-owned subsidiaries of ABC (the "Merger"). First National expects that, simultaneously with the consummation of the Merger, ABC will merge the Target Banks with and into an existing wholly-owned subsidiary of ABC.

        As a result of the Merger, each share of the common stock of First National that is outstanding at the effective time of the Merger shall be converted into the right to receive a pro rata share of merger consideration equal to $34.00 multiplied by the sum of (i) the number of shares of First National common stock outstanding as of June 30, 2005 and (ii) the number of shares of First National common stock issued after such date but prior to the effective time of the Merger pursuant to the exercise of outstanding stock options (the "Merger Consideration").

        Holders of First National common stock may elect to receive their pro rata share of the Merger Consideration in cash (the "Cash Consideration"), shares of the common stock of ABC (the "Stock Consideration") or a combination of Cash Consideration and Stock Consideration; provided, however, that the number of shares of First National common stock for which Cash Consideration is paid must be between 35% and 60% of the total number of shares of First National common stock converted. The number of shares of ABC common stock to which holders of First National common stock will be entitled as Stock Consideration will be determined based upon the average of the daily closing price per share of ABC common stock for each of the twenty consecutive trading days ending on (and including) the trading day that occurs two trading days prior to (and not including) the closing date of the Merger (the "Average Market Price"). If the Average Market Price as so calculated is greater than $20.00, then the Average Market Price will be deemed to be $20.00. If the Average Market Price as so calculated is less than $14.00, then the Board of Directors of First National may terminate the Merger Agreement unless ABC agrees to issue additional shares of ABC common stock and/or pay additional cash to holders of First National common stock, such that, as a result thereof, the First National common stockholders would receive Merger Consideration having an aggregate value equal to the value such holders would have received if the Average Market Price were equal to $14.00.

        The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the Merger is subject to (i) the approval of the Board of Governors of the Federal Reserve and the Georgia Department of Banking and Finance, (ii) the approval of the shareholders of First National and (iii) the satisfaction or waiver of other customary closing conditions.

        In connection with the execution of the Merger Agreement, certain shareholders of First National, including each member of the Board of Directors of First National, who own in the aggregate more than a majority of the issued and outstanding shares of First National common stock, executed and delivered to ABC a Shareholder Voting Agreement that included an irrevocable proxy pursuant to which, among other things, each such shareholder agreed to vote his or her shares of First National common stock in favor of the Merger.

        A copy of the press release issued by ABC and First National announcing the Merger is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

        ABC intends to file with the SEC a Registration Statement on Form S-4, which will contain the prospectus of ABC relating to the shares to be issued in the Merger and the proxy statement of First National relating to its 2005 Annual Meeting of Shareholders, at which the Merger Agreement will be considered and voted upon by First National's shareholders, as well as other relevant documents concerning the Merger. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by ABC free of charge by requesting them in writing from ABC Bancorp, 24 2nd Avenue, S.E., Moultrie, Georgia 31768, Attention: Corporate Secretary, or by telephone at (229) 890-1111. Investors may obtain documents filed with the SEC by First National free of charge by requesting them in writing from First National Banc, Inc., 2509 Osborne Road, St. Marys, Georgia 31558.

        First National and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger. Information about such directors and executive officers and their ownership of First National common stock will be set forth in First National's Form 10-KSB for the year ended December 31, 2005, which will be incorporated by reference in the Form S-4 Registration Statement to be filed with the SEC and in the proxy statement/prospectus to be mailed to First National shareholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

99.1 Press Release dated July 1, 2005

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

First National Banc, Inc.

Date: July 07, 2005.	By:	/s/ Yong Kim
Yong Kim
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated July 1, 2005